Exhibit 10.27

INVESTOR RIGHTS AGREEMENT

SINDA, LTD.

and

FRESNILLO PLC

, 2026

TABLE OF CONTENTS

Article 1

INTERPRETATION

1.1	Defined Terms	1
1.2	Rules of Construction	5

Article 2

PARTICIPATION RIGHT

2.1	Notice of Issuances	6
2.2	Grant of Participation Right	6
2.3	Top-up Offering	7
2.4	Exercise Notice	8
2.5	Issuance of Offered Securities and Top-up Shares	8
2.6	Blackout Periods	9
2.7	Issuances Not Subject to Participation Right or Top-up Right	9

Article 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company	10
3.2	Representations and Warranties of the Investor	11

Article 4

COVENANTS

4.1	Reporting Issuer Status and Listing of Shares of Common Stock	12
4.2	No Conflict With Shareholders’ Rights Plan	12
4.3	Registration Rights; Shelf Registration Statement	12
4.4	Standstill	14
4.5	Compliance with Mexican Antitrust Laws.	15

Article 5

MISCELLANEOUS

5.1	Termination	16
5.2	Determining Ownership Percentage	16
5.3	Notices	16
5.4	Amendments and Waivers	17
5.5	Assignment	17
5.6	Successors and Assigns	17
5.7	Expenses	17
5.8	Public Disclosure	18
5.9	Further Assurances	18
5.10	Entire Agreement	18
5.11	Governing Law and Waiver of Trial by Jury	19
5.12	Severability	19
5.13	Right to Injunctive Relief	19
5.14	Counterparts	19

i

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of          , 2026, between Sinda Ltd., a Delaware corporation (the “Company”), and Fresnillo plc (the “Investor”).

WHEREAS the Company and the Investor entered into a common stock purchase agreement, dated June          , 2026 (the “Stock Purchase Agreement”), pursuant to which the Investor agreed to purchase, and the Company agreed to sell to the Investor, a number of shares (collectively, the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company such that after giving effect to the IPO (as defined in the Stock Purchase Agreement) (including any exercise of the underwriters’ over-allotment option thereunder), the Investor would beneficially own up to 5.0% of the Company’s outstanding common stock, subject to the terms thereof;

AND WHEREAS immediately following the acquisition of the Shares pursuant to the Stock Purchase Agreement and consummation of the IPO (as defined in the Stock Purchase Agreement), the Investor will own shares of Common Stock representing up to approximately 5.0% of the issued and outstanding shares of Common Stock;

AND WHEREAS, upon consummation of the IPO, all of the Shares purchased by the Investor and offered in the IPO will be fungible with each other, will be registered under the Exchange Act and will be listed on the Exchange;

AND WHEREAS in consideration for the Investor’s agreement to complete the transactions contemplated in the Stock Purchase Agreement, the Company has agreed to grant certain rights set out herein to the Investor, on the terms and subject to the conditions set out herein;

NOW THEREFORE, in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1         Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Agreement” shall have the meaning set in the preamble hereto.

“Affiliate” means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such first person (the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise).

“Antitrust Laws” shall mean the Mexican Federal Antitrust Law (Ley Federal de Competencia Económica) and all other antitrust, competition or trade regulation Applicable Laws issued by any Governmental Authority that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Applicable Laws” means with respect to any person, any domestic, foreign, federal, provincial, state, county or municipal or local law, rule or regulation, including any statute, regulation, rule or subordinate legislation or treaty or common law and any rule, decree, policy or enactment of any Governmental Authority that is binding or applicable to such person.

“ATM Program” means an at-the-market or similar continuous offering mechanism through which the Company may, from time to time, issue and sell equity securities directly into the public markets at prevailing market prices, without a predetermined offering size or timing.

“Board” means the board of directors of the Company.

“Bought Deal” means: (a) a fully underwritten offering pursuant to which an underwriter has committed to purchase securities of the Company pursuant to a “bought deal” letter prior to the filing of a preliminary prospectus or prospectus supplement, as the case may be; or (b) a distribution pursuant to an overnight marketed offering.

“Business Day” means any day, other than: (a) a Saturday, Sunday or statutory holiday in the State of New York; or (b) a day on which banks are generally closed in the State of New York.

“Common Stock” shall have the meaning set out in the recitals hereto.

“Company” shall have the meaning set out in the preamble hereto.

“Confidentiality Agreement” means the confidentiality and non-disclosure agreement, dated as of June 9, 2026, between the Company and the Investor, as amended, modified or supplemented from time to time.

“Consents” means all consents, approvals, permits, licenses, waivers of rights of first refusal or waivers of due on sale clauses or other waivers, as applicable, from any party to any contract or any Governmental Authority, in each case, necessary in connection with the execution of this Agreement or the performance of any terms hereof or any document delivered pursuant hereto or the completion of any of the transactions contemplated by this Agreement.

“Convertible Securities” means any security convertible, exchangeable or exercisable for or into, with or without consideration, shares of Common Stock or other equity or voting securities of the Company, including any warrants, options or other rights issued by the Company and including any securities issued under any equity incentive compensation arrangements of the Company.

“Dilutive Issuance” shall have the meaning set out in Section 2.3(a)(i).

“EDGAR” refers to the Electronic Data Gathering, Analysis and Retrieval system operated by the U.S. Securities and Exchange Commission.

“Exchange” means the NYSE or such other stock exchange where the shares of Common Stock are listed from time to time.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Event” shall have the meaning set out in Section 2.7.

“Exercise Notice” shall have the meaning set out in Section 2.4(a).

“Extraordinary Transaction” shall have the meaning set out in Section 4.4(a)(ii).

“Governmental Authority” means any: (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, board, or authority of any of the foregoing; or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, including the SEC and any stock exchange or self-regulatory authority.

“Investor” shall have the meaning set out in the preamble hereto.

“Issuance” shall have the meaning set out in Section 2.1.

“Market Price” means: (a) if the NYSE is the stock exchange on which the greatest volume of shares of Common Stock regularly trades, the lowest price that satisfies the definition of “Minimum Price” in Rule 312.03 of the NYSE Listed Company Manual; or (b) if the stock exchange on which the greatest volume of shares of Common Stock regularly trades is not the NYSE, the closing trading price of the shares of Common Stock on such stock exchange.

“Notice Period” shall have the meaning set out in Section 2.4(a).

“NYSE” means the New York Stock Exchange or any successor thereto.

“Offered Securities” means any equity or voting securities of the Company or Convertible Securities.

“Offering” shall have the meaning set out in Section 2.1.

“Offering Notice” shall have the meaning set out in Section 2.1.

“Organizational Documents” means, with respect to any person, its articles or certificate of incorporation, amendment, amalgamation or continuance, memorandum and articles of association, notice of articles, letters patent, supplementary letters patent, by-laws, or articles, partnership agreement, limited liability corporation or social agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trusts, pooling and/or syndicated agreements and similar contracts, arrangements and understandings applicable to the person’s securities, all as amended, supplemented, restated and replaced from time to time.

“Ownership Percentage” means, at any time, the Investor’s percentage ownership interest in the equity capital of the Company, which shall be calculated: (1) for so long as the Company is subject to the reporting requirements of the Exchange Act, in accordance with Rule 13d-3 under the Exchange Act; and (2) at any time during which (1) does not apply, by dividing (y) the number of shares of Common Stock held, directly or indirectly, by the Investor and its Affiliates, by (z) the total number of shares of Common Stock issued and outstanding at such time; provided that in the case of both (y) and (z), the number of shares of Common Stock used in the calculation will assume the exercise and/or conversion of any Convertible Securities held by the Investor and its Affiliates at such time (regardless of the exercise or conversion price or whether any conditions precedent to such exercise or conversion have been satisfied); provided further that, in the case of both (1) and (2), the calculation shall be subject to any adjustments required pursuant to Section 5.2.

“Participation Right” shall have the meaning set out in Section 2.2(a).

“person” means and includes any individual, company, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity and any Governmental Authority.

“Registrable Securities” means the (a) the Shares and (b) any securities issued or issuable with respect to the Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security owned by the Investor shall cease to be a Registrable Security when (i) such share has been disposed of pursuant to an effective Registration Statement, (ii) such share has been disposed of under Rule 144 or any other exemption from the registration requirements of the Securities Act as a result of which the transferee thereof does not receive “restricted securities” as defined in Rule 144, (iii) such shares are freely tradeable by the Investor without volume or other limitations or requirements under Rule 144 or (iv) such shares have ceased to be outstanding.

“Registration Expenses” means all expenses incurred by the Company in complying with Section 4.3, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., and fees of transfer agents and registrars, but excluding any Selling Expenses.

“Representatives” means, in respect of any person, the directors, officers, employees consultants and professional advisors of such person.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.

“SEC” means the United States Securities and Exchange Commission and any successor agency.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Laws” means the applicable federal securities legislation of the United States, and all published rules and regulations thereto, as the same may hereafter be amended from time to time or replaced.

“Selling Expenses” means all (a) fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities and (c) fees and expenses of counsel to the Investor.

“Shares” shall have the meaning set in the recitals hereto.

“Shelf Registration Statement” shall have the meaning set out in Section 4.3(a).

“Stock Purchase Agreement” shall have the meaning set in the recitals hereto.

“Suspension Period” shall have the meaning set out in Section 4.3(c).

“Third Party Participation Right” shall have the meaning set out in Section 3.1(f).

“Top-up Notice” shall have the meaning set out in Section 2.3(b).

“Top-up Offering” shall have the meaning set out in Section 2.3(c).

“Top-up Right” shall have the meaning set out in Section 2.3(a)(i).

“Top-up Shares” shall have the meaning set out in Section 2.3(a)(i).

“Top-up Threshold” shall have the meaning set out in Section 2.3(a)(ii).

“Transaction Documents” shall have the meaning set out in Section 5.10.

“United States” means the United States of America.

“Upsize Notice” shall have the meaning set out in Section 2.4(b).

“Upsize Option” shall have the meaning set out in Section 2.4(b).

1.2          Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)
the terms “Agreement,” “this Agreement,” “the Agreement,” “hereto,” “hereof,” “herein,” “hereby,” “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)
any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)	all dollar amounts refer to U.S. dollars unless otherwise specified;

(j)
any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(k)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

ARTICLE 2

PARTICIPATION RIGHT

2.1         Notice of Issuances

If the Company proposes to issue (an “Issuance”) any Offered Securities pursuant to a public offering for cash or a private placement for cash, other than any ATM Program (each, an “Offering”), at any time after the closing date of the IPO, the Company shall, as soon as practicable after the public announcement of the Offering, but in any event not later than the earlier of: (a) the date on which the Company files a preliminary prospectus, registration statement or other offering document in connection with an Issuance that constitutes a public offering of Offered Securities; and (b) five Business Days prior to the expected completion date of the Issuance in connection with an Issuance that does not constitute a public offering of Offered Securities, in each case, give written notice of the Issuance to the Investor, which notice shall include the material terms of the Offering, including the number of Offered Securities, the rights, privileges, restrictions, terms and conditions of the Offered Securities, the price per Offered Security to be issued under the Offering, a detailed summary of the expected use of proceeds of the Offering and the expected closing date of the Offering (the “Offering Notice”). The Offering Notice shall also include copies of any investor presentation, prospectus, registration statement or offering memorandum or similar disclosure document, subscription agreement and other materials delivered by the Company (or by any agent or investment dealer acting on behalf of the Company) to potential purchasers under the Offering.

2.2         Grant of Participation Right

(a)         The Company agrees that the Investor (directly or through an Affiliate) has the right (the “Participation Right”), following the closing date  of the IPO, to subscribe for and to be issued as part of an Offering, subject to Section 2.2(b), at the subscription price per Offered Security pursuant to the Offering and otherwise on substantially similar terms and conditions (other than price) as set out in the Stock Purchase Agreement as they relate to closing conditions, closing mechanics and scope of the representations and warranties of the Company set out therein:

(i)          in the case of an Offering of shares of Common Stock, up to such number of shares of Common Stock that will allow the Investor to maintain or acquire, as applicable, up to the greater of: (y) an Ownership Percentage that is the same as the Ownership Percentage that the Investor had immediately prior to completion of such Offering; and (z) an Ownership Percentage equal to 5.0%, in each case after giving effect to the Offering; and

(ii)          in the case of an Offering of Offered Securities (other than shares of Common Stock), up to such number of Offered Securities that will (after giving effect to such Offering and assuming, for all purposes of this Section 2.2(a)(ii), the conversion, exercise or exchange of all of the convertible, exercisable or exchangeable Offered Securities issued in connection with the Offering and issuable pursuant to this Section 2.2) allow the Investor to maintain or acquire, as applicable, up to the greater of: (y) an Ownership Percentage that is the same as the Ownership Percentage that the Investor had immediately prior to completion of such Offering; or (z) an Ownership Percentage equal to 5.0%, in each case after giving effect to the Offering;

provided that, if the Investor is prohibited by Securities Laws or other Applicable Laws or the rules of any applicable stock exchange from participating on the foregoing terms and conditions, the Company shall use commercially reasonable efforts to enable the Investor to participate on terms and conditions that are as substantially similar as circumstances permit.

(b)         [Reserved].

(c)            Notwithstanding Section 2.2(a), if the Investor is permitted to participate in an Offering that is registered pursuant to a registration statement or prospectus under applicable Securities Laws, the Investor shall only be entitled to participate in such Offering on the terms of such Offering and not on substantially similar terms and conditions as those set out in the Stock Purchase Agreement.

2.3         Top-up Offering

(a)          Without limiting Section 2.2, the Company agrees that, subject to the terms of this Section 2.3, following the closing date of the IPO:

(i)           in connection with the issuance of shares of Common Stock on the conversion, exercise or exchange of Convertible Securities or pursuant to any other contract, agreement or understanding that provides for the issuance of shares of Common Stock (e.g., as consideration for acquisitions or the payment of professional fees, pursuant to an ATM Program, etc.), other than an Issuance of Offered Securities in connection with an Offering pursuant to which the Investor is able to participate pursuant to Section 2.2 (a “Dilutive Issuance”), the Investor (directly or through an Affiliate) shall have the right (the “Top-up Right”) to subscribe for and be issued up to such number of shares of Common Stock that will allow the Investor to maintain or acquire, as applicable, up to the greater of: (A) an Ownership Percentage that is the same as the Ownership Percentage that the Investor would have had but for the Dilutive Issuance referenced in the Top-up Notice; and (B) an Ownership Percentage equal to 5.0%, in each case after giving effect to such Dilutive Issuance (the “Top-up Shares”); and

(ii)        the Top-up Right shall be exercisable from time to time following Dilutive Issuances that result in the reduction of the Investor’s Ownership Percentage by at least 1.0%, in the aggregate (the “Top-up Threshold”), which shall be calculated by aggregating all Dilutive Issuances that occurred in each case from the later of (A) the closing date of the IPO and (B) the date of the last Top-up Notice.

(b)         Subject to Section 2.3(d), within 10 Business Days of the filing by the Company of its quarterly report with respect to the end of each fiscal quarter during which one or more Dilutive Issuances occurred resulting in the Top-up Threshold being achieved, the Company shall deliver a written notice (a “Top-up Notice”) to the Investor containing the number of shares of Common Stock issued pursuant to any the Dilutive Issuances and the total number of issued and outstanding shares of Common Stock following such Dilutive Issuances, in each case from the later of: (i) the closing date of the IPO; and (ii) the date of the last Top-up Notice.

(c)          If the Investor delivers an Exercise Notice in accordance with Section 2.4, the Company shall, subject to Section 2.5 and in accordance with the provisions of this Article 2, promptly and in any event within 30 days of the date on which the relevant Top-up Notice was delivered, complete an offering to the Investor of the number of Top-up Shares the Investor wishes to subscribe for pursuant to the Top-up Right, as specified in the Exercise Notice, at an offering price per Top-up Share equal to the Market Price of the shares of Common Stock on the date on which the Investor delivers such Exercise Notice in respect of the Top-up Right (each, a “Top-up Offering”) and otherwise on substantially the terms and conditions satisfactory to the Investor, acting reasonably. Each Top-up Offering shall be an offering of shares of Common Stock and shall be subject to applicable Securities Laws, including any required approvals or restrictions on transfer set forth therein.

(d)       Notwithstanding Section 2.3(a), 2.3(b) or 2.3(c), if a Top-up Threshold is achieved in, or is determined by the Company, acting reasonably, to be likely to occur, prior to the end of a fiscal quarter prior to setting the record date for any meeting of shareholders, the Company shall deliver a Top-up Notice to the Investor and, if the Investor delivers an Exercise Notice in accordance with Section 2.4 in response to a Top-up Notice delivered pursuant to this Section 2.3(d), the Company shall, subject to Section 2.5 and in accordance with the provisions of this Article 2, promptly, and in any event prior to declaring the record date for such shareholder meeting, complete a Top-up Offering to the Investor.

2.4         Exercise Notice

(a)          If the Investor wishes to exercise the Participation Right or the Top-up Right, the Investor shall give written notice to the Company (the “Exercise Notice”) of its intention to exercise such right and of the number of Offered Securities or Top-up Shares the Investor wishes to subscribe for and purchase pursuant to the Participation Right or the Top-up Right, as applicable. The Investor shall deliver an Exercise Notice to subscribe to the Offering or issuance of Top-up Shares, within five Business Days after the date of receipt of an Offering Notice or within 30 days of receipt of a Top-up Notice, as applicable, or in the case of a public offering, within three Business Days of receipt of an Offering Notice, or in the case of a public offering that is a Bought Deal, within two Business Days of receipt of an Offering Notice (the “Notice Period”), failing which the Investor will not be entitled to exercise the Participation Right or the Top-up Right in respect of such Offering, Issuance or issuance of Top-up Shares.

(b)         If the Company at any time proposes to increase the number of any Offered Securities to be issued in an Offering in which the Investor has elected to exercise its Participation Right, it shall, by notice in writing delivered to the Investor (the “Upsize Notice”), give the Investor the option to subscribe for additional Offered Securities up to the same pro rata share in the additional Offered Securities as the Investor’s participation in the underlying Offering (the “Upsize Option”). The Investor shall be entitled to exercise the Upsize Option by delivering a new Exercise Notice to the Company. If no new Exercise Notice is delivered by the Investor to the Company within one Business Day of receipt by the Investor of the Upsize Notice, the Exercise Notice of the Investor delivered in respect of the original Offering Notice shall continue in full force and effect.

2.5         Issuance of Offered Securities and Top-up Shares

(a)         If the Company receives an Exercise Notice from the Investor within the Notice Period or the period set out in Section 2.4(b), then the Company shall, subject to:

(i)           the receipt and continued effectiveness of all required approvals (including the approval(s) of the Exchange and any required approvals under Securities Laws), which approvals the Company shall use all commercially reasonable efforts to promptly obtain (including by applying for any necessary price protection confirmations, seeking shareholder approval (if required) in the manner described below, and using its commercially reasonable efforts to cause management and each member of the Board to vote their shares of Common Stock and any shares of the Company entitled to vote in the matter and all votes received by proxy in favor of the issuance of the Offered Securities or the Top-up Shares, as applicable, to the Investor); and

(ii)           the completion of the relevant Offering, if applicable,

issue to the Investor or its nominee, against payment of the subscription price payable in respect thereof, that number of Offered Securities or Top-up Shares, as applicable, set out in the Exercise Notice.

(b)         The Company and Investor shall use commercially reasonable efforts to structure any issuance of Offered Securities or Top-up Shares to the Investor within available exemptions from the shareholder approval requirements under the Exchange or otherwise under Applicable Laws. If the Company is required by an Exchange or otherwise under Applicable Laws to seek shareholder approval for the issuance of the Offered Securities or the Top-up Shares, as applicable, to the Investor or its nominee in connection with an Offering, then the Company shall, in its sole discretion, either: (i) terminate the Offering in its entirety (and for certainty, not just the issuance of Offered Securities to the Investor); or (ii) (A) call and hold a meeting of its shareholders to consider the issuance of the Offered Securities or the Top-up Shares, as applicable, to the Investor as soon as reasonably practicable, and in any event such meeting shall be held within 75 days after the date that the Company is first advised by the Exchange or other applicable Governmental Authority that it will require shareholder approval; and (B) in connection with such meeting, recommend approval of the issuance of the Offered Securities or the Top-up Shares, as applicable, to the Investor and solicit proxies in support thereof.

2.6         Blackout Periods

In relation to any exercise periods for the Investor to elect to exercise the Top-up Right to acquire the Top-up Shares, to the extent that the Investor is restricted from trading in securities of the Company under Securities Laws or other Applicable Laws, the relevant exercise period shall be extended until the fifth Business Day following the termination of such restriction.

2.7         Issuances Not Subject to Participation Right or Top-up Right

Notwithstanding anything to the contrary contained herein, Sections 2.1 to 2.5 will not apply to any Issuances in the following circumstances (each such Issuance pursuant to paragraphs (a) through (e) of this Section 2.7 being referred to as an “Excluded Event”):

(a)          a rights offering that is made to (and the rights thereunder are exercisable by) all shareholders of the Company including the Investor;

(b)         any share split, share dividend or capital reorganization of the Company or any subsidiary; provided that the beneficial shareholders of the Company or such subsidiary, as applicable, and the percentage ownership interest of each beneficial shareholder of the Company or such subsidiary, as applicable, do not change as a result thereof;

(c)          an Offering of Offered Securities made only to the Investor or any of its Affiliates;

(d)        Issuances completed on or following the closing date of the IPO: (i) under any security-based compensation plan or other incentive compensation plan of the Company in the ordinary course of business that complies with the requirements of the Exchange; or (ii) under any employment agreement with a director, officer or employee of the Company or an Affiliate thereof in connection with the services of such director, officer or employee of the Company or Affiliate thereof in the ordinary course of business;

(e)        Issuances upon the conversion, exchange or exercise of any Convertible Securities issued following the closing date of the IPO in compliance with Sections 2.2 or 2.3, as applicable; and

(f)          Issuances in connection with a direct or indirect acquisition by the Company of another person or persons.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1         Representations and Warranties of the Company

The Company represents and warrants to the Investor as follows and acknowledges and agrees that the Investor is relying on such representations and warranties to enter into this Agreement:

(a)          the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)          the Company has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)        all necessary corporate action has been taken by the Company to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(d)        this Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the Investor) constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(e)         the execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder will not (whether after the passage of time or notice or both) conflict with, result in a violation or breach of, constitute a default or require any Consent (other than such as has already been obtained) to be obtained under, or give rise to any termination rights or payment obligation under, any provision of:

(i)         to the knowledge of the Company, (A) any judgment, decree, order or award of any Governmental Authority having jurisdiction over it, or (B) any Applicable Law;

(ii)           any provision of its Organizational Documents or resolutions of the Board (or any committee thereof) or shareholders; or

(iii)         any license or registration or any agreement, contract or commitment, written or oral which the Company is a party or subject to or bound by; and

(f)          as at the date of this Agreement, the Company has not granted to any person any participation right or other right to purchase any of the shares of Common Stock or Convertible Securities of the Company, other than in connection with Issuances that would be covered by an Excluded Event disclosed in the registration statement on Form S-1 of the Company filed in connection with its initial public offering of Common Stock (a “Third Party Participation Right”).

3.2          Representations and Warranties of the Investor

The Investor represents and warrants to the Company as follows and acknowledges and agrees that the Company is relying on such representations and warranties to enter into this Agreement:

(a)          the Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent the concept of good standing is applicable in the relevant jurisdiction);

(b)          the Investor has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)       all necessary corporate action has been taken by the Investor to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(d)          the Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act, as presently in effect. The Investor is a sophisticated institutional investor with sufficient knowledge and experience in investing in private placement equity transactions to properly evaluate the risks and merits of its purchase of any Offered Securities. The Investor has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the any Offered Securities and participation in the transactions contemplated by this Agreement (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to the Investor, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under the Investor’s charter, bylaws or other constituent document or under any law, rule, regulation, agreement or other obligation by which the Investor is bound and (v) are a fit, proper and suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares. Furthermore, the Investor is an “Institutional Account” as defined in FINRA Rule 4512(c);

(e)        this Agreement has been duly executed and delivered by the Investor and (assuming due execution and delivery by the Company) constitutes a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction; and

(f)          the execution and delivery of this Agreement by the Investor and the performance by the Investor of its obligations hereunder will not (whether after the passage of time or notice or both) conflict with, result in a violation or breach of, constitute a default or require any Consents (other than such as has already been obtained) to be obtained under, or give rise to any termination rights or payment obligation under, any provision of:

(i)          to the knowledge of the Investor, (A) any judgment, decree, order or award of any Governmental Authority having jurisdiction over it, or (B) any Applicable Law;

(ii)       any provision of its Organizational Documents or resolutions of its board of directors (or any committee thereof) or shareholders; or

(iii)          any material license or registration or any material agreement, contract or commitment, written or oral which the Investor is a party or subject to or bound by.

ARTICLE 4

COVENANTS

4.1          Reporting Issuer Status and Listing of Shares of Common Stock

The Company shall, during the term of this Agreement, use commercially reasonable efforts to:

(a)          maintain the Company’s status as a “reporting issuer” not in default under the Securities Laws in the United States; and

(b)          maintain the listing of the shares of Common Stock on the New York Stock Exchange,

provided that these covenants shall not restrict or prevent the Company from engaging in or completing any transaction which would result in the Company ceasing to be a “reporting issuer” or the shares of Common Stock ceasing to be listed on any of the foregoing exchanges so long as the holders of shares of Common Stock receive cash or securities of an entity which is listed on any of the foregoing exchanges or the holders of the shares of Common Stock have approved the transaction.

4.2          No Conflict With Shareholders’ Rights Plan

The Company covenants and agrees with the Investor that any shareholder rights plan, policy or similar instrument adopted by the Company shall not restrict, limit, prohibit or conflict with the exercise by the Investor of its Participation Right or its Top-up Right.

4.3          Registration Rights; Shelf Registration Statement

(a)        The Company shall, as promptly as practicable following the Closing (as defined in the Share Purchase Agreement) and subject to Section 4.3(d) below, use commercially reasonable efforts to (i) file a “shelf” registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any similar provision adopted by the SEC then in effect) or (ii) have available and on file with the SEC an existing “shelf” registration statement filed with the SEC that would permit the resale of the Registrable Securities as contemplated by the foregoing clause (i) (in each case, the “Shelf Registration Statement”) and, as promptly as practicable thereafter, the Company shall use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act (or if the Company qualifies to do so, it shall file an automatic Shelf Registration Statement in response to any such request). As soon as practicable (but in any event within two Business Days) after the effective date of the Shelf Registration Statement that is not an automatic Shelf Registration Statement, the Company shall notify the Investor of the effectiveness of such Shelf Registration Statement.

(b)        The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended as promptly as practicable to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another registration statement is available (which registration statement shall also be referred to herein as the Shelf Registration Statement), for the resale of all the Registrable Securities held by the Investor until such time as this Agreement is terminated pursuant to Section 5.1, provided that the Company’s obligations under Section 4.3(a), (b) and (c) shall be paused when all of the Registrable Securities then held by the Investor have ceased to be Registrable Securities.

(c)        In connection with its obligations under this Section 4.3, the Company use commercially reasonable efforts to cause all Registrable Securities covered by the Shelf Registration Statement to be listed on the principal securities exchange on which the Common Stock is then listed take all other reasonably necessary action to facilitate and effect the transactions contemplated by this Section 4.3 and the resale of the Registrable Securities by the Investor pursuant to the Shelf Registration Statement, it being understood and agreed that in the event the Investor elects to dispose of its Registrable Securities pursuant to an underwritten offering, then the Company and the Investor shall negotiate in good faith on mutually agreeable terms and conditions of such underwritten offering, including offering size, timing and scope of cooperation.

(d)         Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing notice to the Investor, to require the Investor to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement for a reasonable period of time not to exceed 60 days in succession or 120 days in the aggregate in any 12 month period (a “Suspension Period”) if the Board determines in good faith and in its reasonable judgment that it is required to disclose in the Shelf Registration Statement a financing, acquisition, corporate reorganization or other similar transaction or other material event or circumstance affecting the Company or its securities, and that the disclosure of such information at such time would be detrimental to the Company or the holders of its equity interests. Immediately upon receipt of such notice, the Investor shall suspend the use of the prospectus until the requisite changes to the prospectus have been made as required below. Any Suspension Period shall terminate at such time as the public disclosure of such information is made. After the expiration of any Suspension Period and without any further request from the Investor, the Company shall as promptly as practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)        The Company shall have no obligation to include Registrable Securities of the Investor in any Shelf Registration Statement if the Investor has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding the Investor and the distribution of such Registrable Securities that the Company determines is reasonably required in order for any Shelf Registration Statement or prospectus supplement, as applicable, to comply with the Securities Act.

 (f)          The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Section 4.3. The Investor shall pay its pro rata share of the Selling Expenses in connection with any sale of its Registrable Securities hereunder.

(g)         The Investor understands and agrees that, notwithstanding anything in this Agreement to the contrary, the Investor shall not transfer any securities of the Company pursuant to the Shelf Registration Statement in violation of its obligations under the Lock-up Agreement (as defined in the Stock Purchase Agreement).

4.4          Standstill

(a)          The Investor agrees that, during the period commencing on closing date of the IPO and ending on the second anniversary of the closing date of the IPO, the Investor shall not, and shall cause each of its Affiliates not to, directly or indirectly, in any manner, alone or in concert with others take any of the following actions without the prior consent of the Company:

(i)           acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, any Common Stock of the Company, provided that the Investor may acquire, offer or propose to acquire, or agree to acquire up to such number of shares of Common Stock that will allow the Investor to maintain or acquire an Ownership Percentage not exceeding 9.99% and provided further that nothing in this Section 4.4 limits or restricts the Investor from exercising the Participation Right and Top-up Right contemplated by this Agreement;

(ii)          effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme of arrangement, business combination, recapitalization, reorganization, sale or acquisition of all or substantially all assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the tender by the Purchaser or the Purchaser Affiliates of any securities of the Company into any third party tender offer or exchange offer, any non-public discussions with the Company’s directors, officers and consultants in relation to the foregoing including submission of any plan or proposal regarding the foregoing to the Company or the vote by the Investor or its Affiliates of any voting securities of the Company with respect to any Extraordinary Transaction;

(iii)        take any action in support of or make any proposal or request that constitutes: (A) controlling or changing the Board or management of the Company, (B) any material change in the capitalization or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, or (D) seeking to have the Company waive or make amendments or modifications to its organizational documents, or other actions that may impede or facilitate the acquisition of control of the Company by any person other than any non-public discussions with the Company’s directors, officers and consultants in relation to the foregoing, including submission of a plan or proposal regarding any of the foregoing to the Company;

(iv)         make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company for the election of individuals to the Board or to approve any proposals submitted to a vote of the stockholders of the Company that have not been authorized and approved, or recommended for approval, by the Board, or become a “participant” in any contested “solicitation” (as such terms are defined or used under the Exchange Act) for the election of directors with respect to the Company, other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting, or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 promulgated under the Exchange Act or otherwise);

(v)          form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not Purchaser Affiliates or directors, officers or employees of the Company with respect to any Common Stock of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any Common Stock of the Company or any securities convertible or exchangeable into or exercisable for any such Common Stock in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as otherwise may be required by applicable law;

(vi)         make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement, except as otherwise may be required by applicable law; or

(vii)       enter into any discussions, negotiations, agreements or understandings with any third party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any third party to take any action or make any statement with respect to any of the foregoing.

4.5          Compliance with Mexican Antitrust Laws.

(a)          The parties hereto agree to exercise their rights hereunder in a manner that complies with Antitrust Laws.

(b)         Notwithstanding anything to the contrary contained in this Agreement (including any schedule, exhibit, annex, or side letter hereto), the parties acknowledge and agree that in no event shall any of the rights, privileges, protections, or remedies granted to, or exercisable by, the Investor (or any of its Affiliates) under or pursuant to this Agreement (collectively, the “Investor Rights”) be interpreted, construed, or applied in a manner that would, directly or indirectly, confer upon or be deemed to confer upon the Investor (or any of its Affiliates) any of the following powers, faculties, or entitlements with respect to the Company or any of its subsidiaries:

(i)           the power or authority, whether directly or indirectly, to designate, appoint, nominate, elect or remove (or to cause or direct the designation, appointment, nomination, election or removal of) any member of the board of directors (consejo de administración), officer (directivo), or manager (gerente) of the Company or any of its subsidiaries;

(ii)         the power or authority, whether directly or indirectly, to impose, direct or determine (or to cause or direct the imposition, direction or determination of) decisions at general shareholders’ meetings (asambleas generales de accionistas), partners’ meetings (asambleas de socios) or any equivalent governing body of the Company or any of its subsidiaries;

(iii)          the right, whether directly or indirectly, to maintain ownership of, or to exercise or control the exercise of, voting rights with respect to ten percent (10%) or more of the equity capital of the Company or any of its subsidiaries; or

(iv)          the power or authority, whether directly or indirectly, to direct or influence (or to cause the direction of or influence over) the management, operations, strategy, or principal policies of the Company or any of its subsidiaries, whether through ownership of securities, by contract, or by any other means.

ARTICLE 5

MISCELLANEOUS

5.1          Termination

This Agreement, other than the rights and obligations of the parties under Section 5.8, shall terminate and the rights and obligations of the parties hereunder shall cease immediately and irrevocably at such time as  the Investor’s Ownership Percentage is less than 1.0%.

5.2          Determining Ownership Percentage

For the purposes of Section 5.1, in determining whether the Investor’s Ownership Percentage is less than 1.0%:

(a)         any increase in the outstanding shares of Common Stock of the Company arising from an Excluded Event, which, by increasing the number of shares of Common Stock outstanding, reduces the percentage of outstanding shares of Common Stock owned, directly or indirectly, by the Investor, shall be disregarded, and the Investor shall be deemed to own the percentage of shares of Common Stock it would have held at such time if all such Excluded Events had not occurred; and

(b)          any shares of Common Stock issued as a result of a Dilutive Issuance shall be disregarded and the Investor shall be deemed to own the percentage of shares of Common Stock it would have held at such time if such Dilutive Issuance had not occurred, unless and until the Company has delivered to the Investor a Top-up Notice in respect of such Dilutive Issuance and the Investor fails to exercise the Top-up Right within the applicable Notice Period, in which case, the shares of Common Stock issued in connection with such Dilutive Issuance shall be counted.

5.3          Notices

(a)         Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)            in the case of the Investor:

 Calz Legaria 549, Miguel Hidalgo, Mexico City, 11250, Mexico
 Attention: Marcelo Ramos and Gustavo Alarcón
 Email: [***]

with a copy (which shall not constitute notice) to:

 Davis Polk & Wardwell LLP
 450 Lexington Ave, New York, NY 10017, United States
 Attention: Maurice Blanco
 Email: [***]

(ii)          in the case of the Company:

 Sinda Ltd.
 Antiguo Camino a Don Diego S/N,
 Fraccionamiento Mi Bendición, Interior 6,
 San Miguel de Allende, Guanajuato, Mexico
 37898
 Attention: Luis Barreto and Jaime Cortes
 Email: [***]

with a copy (which shall not constitute notice) to:

 Skadden, Arps, Slate, Meagher & Flom LLP
 One Manhattan West
 New York, New York, 10001
 Attention: Alejandro Gonzalez Lazzeri
   Jeremy Winter
 Email: [***]

(b)        Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (Toronto time) at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labor dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)          Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 5.3.

5.4          Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

5.5          Assignment

No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other party. Notwithstanding the foregoing, the Investor may assign and transfer all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of the Company, to an Affiliate of the Investor; provided that the Investor unconditionally and irrevocably guarantees the obligations of any such assignee under this Agreement, and any such assignee shall, prior to any such transfer, agree to be bound by all of the covenants of the Investor contained herein and comply with the provisions of this Agreement, and shall deliver to the Company a duly executed undertaking to such effect in form and substance satisfactory to the Company, acting reasonably.

5.6          Successors and Assigns

This Agreement shall inure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors and permitted assigns.

5.7          Expenses

Except as otherwise expressly provided in this Agreement, each party will pay for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated herein, including the fees and expenses of legal counsel, financial advisors, accountants, consultants and other professional advisors.

5.8          Public Disclosure

(a)        Subject to Sections 5.8(b) and 5.8(c), the Company, its Affiliates and each of their respective Representatives shall not, and the Company shall cause its Affiliates and each of their respective Representatives to not make any public disclosure or statement with respect to the Investor (which shall include the name of, logo of, or any other reference in any way to, the Investor or any of its Affiliates), without the prior written consent of the Investor. For certainty, “public disclosure” shall include press releases, corporate presentations, conference materials, social media postings or other content produced by or on behalf of the Company or any of its Affiliates that is widely distributed or made available on any website, social media or other platform maintained or controlled by or on behalf of the Company or any of its Affiliates.

(b)         Each of the Company and the Investor hereby consents to the other filing a copy of this Agreement on EDGAR. The party wishing to make such disclosure shall provide the other party with a reasonable opportunity to review and propose redactions to this Agreement prior to any public filing, and the disclosing party shall accept any redactions proposed by the other party, to the extent permitted by Applicable Law; provided that if the other party does not respond to a request for redactions within two Business Days, the disclosing party shall be entitled to make such disclosure without the input of the  other party. Once this Agreement has been filed pursuant to Applicable Law, the disclosing party shall be permitted to disclose factual descriptions of the terms of this Agreement in its continuous disclosure documents, if and only to the extent required by Applicable Laws, without seeking consent for each such disclosure.

(c)        If the Company or the Investor determines that it is required, in accordance with Applicable Law, to publicly disclose information regarding this Agreement, the other party and/or the transactions contemplated hereby (other than in accordance with Section 5.8(b)), it shall provide the Investor with a reasonable opportunity to review and comment on the content of any such public disclosure. The disclosing party, shall incorporate the other party’s comments into the public disclosure to the extent the comments are permitted by Applicable Law. If the other party does not respond to a request for comment within two Business Days, the disclosing party shall be entitled to issue the public disclosure without the input of the other party. The disclosing party shall be permitted to disclose, in any continuous disclosure document required to be filed by the disclosing party in accordance with Applicable Laws, any disclosure that was previously approved by the other party for disclosure in such document in accordance with this Agreement.

5.9          Further Assurances

Each of the parties shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

5.10        Entire Agreement

This Agreement, the Confidentiality Agreement and the Stock Purchase Agreement (collectively, the “Transaction Documents”) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, between the parties. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in the aforesaid agreements. In the event of any conflict or inconsistency between this Agreement and the Transaction Documents, the provisions contained in this Agreement shall prevail to the extent of such conflict or inconsistency.

5.11        Governing Law and Waiver of Trial by Jury

(a)  This Agreement shall be governed in all respects by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

(b)   EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11(b).

5.12        Severability

If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.13        Right to Injunctive Relief

The parties agree that any breach of the terms of this Agreement by either party would result in immediate and irreparable injury and damage to the other party which could not be adequately compensated by damages. The parties therefore also agree that in the event of any such breach or any anticipated or threatened breach by the defaulting party, the other party shall be entitled to equitable relief, including by way of temporary or permanent injunction or specific performance, without having to prove damages, in addition to any other remedies (including damages) to which such other party may be entitled at law or in equity.

5.14        Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts (including in electronic form and/or with electronic signatures), with the same effect as if each party had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF this Agreement has been executed by the parties on the date first written above.

COMPANY:

SINDA LTD.

By:
Name:
Title:

[Signature Page – Investor Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

FRESNILLO PLC

By:
Name:
Title:

[Signature Page – Investor Rights Agreement]